                                                                   EXHIBIT 10.56

                          [CONFIDENTIAL TREATMENT REQUESTED]

[Certain confidential information has been omitted from the Agreement and filed separately with the Securities and Exchange Commission pursuant to a request by Registrant for confidential treatment pursuant to Rule 24b-2. The omitted confidential information has been identified by the following statement:
"CONFIDENTIAL TREATMENT REQUESTED".]

                        AMENDED AND RESTATED LICENSE AGREEMENT

    This AMENDED AND RESTATED LICENSE AGREEMENT effective as of April 1, 1996 (this "Agreement") between CIBA CORNING DIAGNOSTICS CORP., a corporation organized under the laws of the State of Delaware, U.S.A., that intends to change its name to Chiron Diagnostics Corp. effective on or about November 1, 1996 (hereinafter "Chiron") and BIOANALYSIS LIMITED, a corporation organized under the laws of the United Kingdom of Great Britain and Northern Ireland (hereinafter "Bioanalysis").

    WHEREAS, Chiron (as assignee of Corning Glass Works) and Bioanalysis are parties to an agreement dated as of December 6, 1984 (the "Original Agreement") relating to the sublicense to Chiron by Bioanalysis of certain technology licensed by Bioanalysis from the University of Wales College of Medicine (formerly known as the Welsh National School of Medicine and hereinafter referred to as "UWCM"); and

    WHEREAS, certain disputes have arisen between Chiron and Bioanalysis under the Original Agreement, which disputes the parties wish to resolve pursuant to a Settlement Agreement of even date herewith (the "Settlement Agreement"); and

    WHEREAS, the terms of the Settlement Agreement provide for the amendment and restatement of the Original Agreement as set forth herein;

    NOW, THEREFORE, Chiron and Bioanalysis agree to amend and restate the Original Agreement to read in its entirety as follows:

1.DEFINITIONS

    When used in this Agreement with initial capitals, the terms defined in this Section 1 shall have the respective meanings set forth below:

    a."ADDITIONAL ROYALTY ACCOUNT" shall have the meaning specified in Section 3(c).

    b."AE" shall mean any chemiluminescent aryl acridinium esters.

    c."AFFILIATE" of a party shall mean a corporation or any other business entity, in whatever country organized, which, directly or indirectly, controls, is controlled by or is under common control with such party. For this purpose, control shall mean the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question. Notwithstanding the foregoing, in the case of Chiron, "Affiliate" shall (i) include Ciba Corning Diagnostics de Mexico S.A. (which intends to change its name on or about November 1, 1996 to Chiron S.A. de C.V.), so long as Chiron continues to own at least 49% of the voting stock of that corporation, and (ii) exclude Ciba-Geigy Limited, a Switzerland corporation ("Ciba"), and any subsidiaries of Ciba, unless and until such time as Ciba and Chiron Corporation may mutually agree upon the terms and conditions upon which Ciba may be deemed an Affiliate of Chiron for purposes of this Agreement.

    d."BAYER AGREEMENT" means the Licensing Agreement dated as of December 18, 1986 between Bayer Corporation (formerly known as Miles Laboratories, Inc.) and Chiron.

    e."BAYER OFFSET ACCOUNT" shall have the meaning specified in Section 3(b).

    f."BIOANALYSIS PRODUCTS" shall mean the products identified in Schedule A.

    g."CAMPBELL PATENTS" shall mean U.S. Patent No. 4,946,958, any foreign counterpart patent of U.S. Patent No. 4,946,958 or any continuation, division, re-issue or re-examination either the U.S. patent above named or its foreign counterpart.

    h."CLAIM" shall mean an issued patent claim which defines an invention which the patentee has been granted the right to exclude others from making, using, or selling throughout the granting country. The term does not include any patent claim which has been disclaimed, canceled, or finally adjudicated to be invalid.

    i."CLOSING DATE" shall mean July 1, 1996.

    j."IMMUNOASSAY" shall mean any assay wherein the analyte of interest is an antibody or protein or is determined by the binding thereto of an antibody or other specific binding protein.

    k."LICENSED PATENTS" shall mean all patents relating to Immunoassays employing AE labels now or hereafter legally or beneficially owned or controlled by Bioanalysis ("Bioanalysis Patents") or UWCM ("UWCM Patents"), including all of the Campbell Patents, provided that "Licensed Patents" shall not include any patent arising out of an invention first conceived on or after, and with an earliest claimed priority date on or after, April 1, 1996. The list of the Licensed Patents and the pending applications which may result in the issuance of Licensed Patents ("Licensed Patent Applications") is attached hereto as Schedule B, provided that any omission from such list shall not affect the status of a patent which would otherwise be a Licensed Patent hereunder.

    l."LICENSED PRODUCTS" shall mean Immunoassays or components for Immunoassays for use in (i) human healthcare and (ii) pre-clinical and laboratory research whether or not directed to human healthcare, the manufacture, use or sale of which would, in the absence of a license, infringe a Claim of a Licensed Patent.

    m."NET SALES REVENUE" shall mean the amount billed by Chiron or its Affiliates or sublicensees to third parties for the sale of Royalty Products or performance of assays using Royalty Products, less discounts allowed; less credits for customers' returns and allowances; less the value of the instrument and service components of an operating or capital lease for which the charges are included in the price of Royalty Products purchased by the lessee; less charges for freight handling and transportation paid by Chiron; and less sales and use taxes and other similar taxes incurred, all to the extent reasonable and as determined in accordance with generally accepted accounting practices and industry practices. Notwithstanding the foregoing, if Chiron or its Affiliates or sublicensees bills a third party for performance of an assay using a Royalty Product, the amount of Net Sales Revenue shall be equal to the average Net Sales Revenue for sales of such Royalty Product in the country in which such assay is performed during the quarter in which such assay is performed, or, if such Royalty Product is not sold for commercial use in such country during such quarter, the worldwide average Net Sales Revenue for sales of such Royalty Product for such quarter, or, if such Royalty Product is not sold commercially in any country, a reasonable apportionment shall be made of the gross amount invoices for performance of the assay between the value of the assay and the value of the laboratory services associated therewith, taking into account the average selling prices of similar products, such apportionment to be negotiated in good faith between the parties and arbitrated if they are unable to agree.
No royalty shall be due upon a sale of a Royalty Product by Chiron to an Affiliate. Instead, royalty shall be due when such Royalty Product is re-sold to or used to perform an assay for a third party, and Net Sales Revenue shall be calculated based on the invoiced price to such party. Royalty shall accrue only once as to any Royalty Product.

    n."PRIME RATE" shall mean, as to each of Chiron's fiscal quarters, the prime rate of interest as published on the last business day of such quarter in the Wall Street Journal, provided that Chiron may substitute for the Wall Street Journal any comparable print or electronic publication, provided that such substitute publication is used generally by Chiron for such purposes in its accounting operations. Chiron agrees to notify Bioanalysis of any change in the source it uses for the Prime Rate.

    o."PROPRIETARY INFORMATION" - Information of any kind, including without limitation, inventions, technology, disclosures, processes, systems, methods, formulae, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices, volume of sales, promotional methods, and lists of names or classes of customers, know-how and trade secrets, owned or controlled by a party which such party regards as valuable and holds confidentially other than information which (i) was known by the receiving party prior to its disclosure by the disclosing party; (ii) is or becomes public knowledge without fault of the receiving party; (iii) is obtained or derived by the receiving party from a third party which, to the best knowledge of the receiving party after appropriate inquiry, is lawfully in possession of such information and has the right to disclose the information to the receiving party on a non-confidential basis; or (iv) is developed or derived by the receiving party, prior or subsequent to its disclosure by the disclosing party, independently and without resort to the information which was disclosed by the disclosing party.

    p."ROYALTY ADVANCE" shall have the meaning specified in Section 3(a)(ii).

    q."ROYALTY PRODUCTS" shall have the following meanings at the respective times specified below:

         i.Until the earlier of August 7, 2007 or depletion of the Bayer Offset Account, "Royalty Products" shall mean (A) so long as at least one Claim of a Campbell Patent remains in force anywhere in the world, Immunoassays or components for Immunoassays that use an AE label, regardless of whether such products constitute Licensed Products hereunder, except as to any product which is an Independent Sublicensee Product referred to in clause (ii) of this Paragraph 1(q); or (B) if no Claim of a Campbell Patent remains in force, Immunoassays or components of Immunoassays, the manufacture, use or sale of which would, in the absence of a license, infringe a

Claim of a Licensed Patent in force in country in which such manufacture, use or sale occurs, as determined by applicable principles of patent law.

         ii.Thereafter, and at all times with respect to any products of a sublicensee which are not designed for use on a Chiron instrument and are not labelled with a Chiron trademark ("Independent Sublicensee Products"), "Royalty Products" shall mean Immunoassays or components for Immunoassays the manufacturer, use or sale of which would, in the absence of a license, infringe a Claim of a Campbell Patent in force in a country in which such manufacture, use or sale occurs, as determined by applicable principles of patent law.

    r."UWCM LICENSE" shall mean the Agreement dated as of July 12, 1984 between UWCM and Bioanalysis pursuant to which UWCM licensed the UWCM Patents to Bioanalysis.

2.GRANT OF LICENSE; LIMITATIONS

    a.GRANT. Bioanalysis hereby grants to Chiron a world-wide sublicense under the UWCM Patents and a world-wide license under the Bioanalysis Patents to develop, make, have made, import, use, offer to sell and sell Licensed Products. Such sublicense and license (i) shall be exclusive as to Licensed Products for use in human healthcare and pre-clinical and laboratory research directed to human healthcare and non-exclusive as to Licensed Products for use in pre-clinical and laboratory research not directed to human health care and (ii) shall include the right to grant sublicenses in accordance with the terms of
Section 5 hereof; provided, however, that pre-clinical and laboratory research conducted by Bioanalysis with application to human healthcare shall not infringe Chiron's exclusive license so long as that research has potential application to fields other than human healthcare.

    b.RESERVATION OF RIGHTS IN GRANTOR. Notwithstanding the exclusive licenses granted to Chiron hereunder, Bioanalysis reserves to itself the non-exclusive right (with right of sublicense to third parties or Affiliates with whom Bioanalysis enters into collaborative arrangements for the development, manufacture and marketing of Bioanalysis Products) to make, have made, import, use, offer to sell and sell the Bioanalysis Products.

    c.RIGHTS LIMITED TO LICENSED PRODUCTS. Nothing herein grants to Chiron any rights under the Licensed Patents with respect to the manufacture, use or sale of any products other than Licensed Products. Without limiting the generality of the foregoing, nothing herein shall be construed as a grant to Chiron of any rights under the Licensed Patents to develop, make, have made, import, use, offer to sell or sell nucleic acid hybridization assays or any other assays for which rights are not specifically granted to Chiron herein.

    d.NO LIMITATIONS EXCEPT UNDER PATENTS. As between the parties to this Agreement, the field of use restrictions contained herein prohibit the manufacture, use or sale of any product by either party only to the extent that such manufacture, use or sale constitutes infringement of a Claim of a patent in force in the jurisdiction in which such activity occurs.

    e.PROPRIETARY INFORMATION. Bioanalysis and UWCM have provided Chiron with information relating to the use of acridinium esters in immunoassays and binding protein assays. To the extent that any information provided to Chiron by Bioanalysis or UWCM constitutes Proprietary Information, Bioanalysis and UWCM covenant not to assert any restriction on the use or communication of such Proprietary Information, including publication, except at the direction of Chiron. To the extent that any Proprietary Information provided to Chiron by UWCM or Bioanalysis has entered the public domain, it has done so without the fault of Chiron. Bioanalysis has not provided Chiron with Proprietary Information useful in the field of nucleic acid hybridization assays.

    f.OPTION. In the event that Bioanalysis obtains during the term of this Agreement any patent rights either as owner or licensee, which relate to an AE technology, Bioanalysis will grant to

Chiron an option to receive a non-exclusive license at a reasonable royalty for the Licensed Products (as defined to include such patent rights as Licensed Patents). The terms of the license will include a most favored licensee clause and rights to grant sublicenses to third parties with whom Chiron enters into collaborative arrangements for the development, manufacture and marketing of the Licensed Products, and will not include license fees or minimum royalties. The royalty rate and other terms of the license not specified herein will be negotiated in good faith and resolved in accordance with the dispute resolution procedures set forth in Section 9(c) if the parties cannot agree. The option will be exercisable no later than six months after Chiron's receipt of Bioanalysis' written request to either exercise or waive its rights with respect to a particular patent or patent application. Bioanalysis agrees that it will not, without Chiron's written consent, waive its rights to a license under any of the Patents as defined in the UWCM License.

3.LICENSE FEES AND ROYALTIES

    a.RESTRUCTURING FEE AND ROYALTY ADVANCE. Chiron shall make the following non-refundable payments to Bioanalysis on the Closing Date:

         i.A license restructuring fee in the amount of [CONFIDENTIAL TREATMENT REQUESTED], which shall not be creditable against royalties, and

         ii.An advance upon future royalties in the amount of [CONFIDENTIAL TREATMENT REQUESTED] (the "Royalty Advance").

         Chiron shall not be required to make any further payments until the Royalty Advance has been fully depleted by application to royalties earned under Paragraph 3(d).

    b.BAYER OFFSET ACCOUNT. An account (the "Bayer Offset Account") shall be established as an accounting mechanism for the purpose of determining when Chiron has been fully compensated for its royalty payments under the Bayer Agreement, plus interest thereon, through reductions in the rate of royalty that would otherwise have been payable hereunder. The amount of the Bayer Offset Account as of April 1, 1996 is agreed to be [CONFIDENTIAL TREATMENT REQUESTED]. Effective as of the end of each of Chiron's fiscal quarters, (i) there shall be added to the Bayer Offset Account (A) an amount equal to the interest that would have accrued on the balance of the Bayer Offset Account during such quarter if such balance earned interest at the Prime Rate (provided that for the quarter ending June 30, 1996, such hypothetical interest shall be deemed to accrue only from and after the Closing Date) and (B) the amount of royalties paid by Chiron to Bayer under the Bayer Agreement for such quarter, and (ii) there shall be subtracted from the Bayer Offset Account an amount equal to the difference between the amount of royalties paid to Bioanalysis for such quarter (including royalties paid by means of an application of credit for the Royalty Advance) and the amount of royalties that would have been payable at a royalty rate of [CONFIDENTIAL TREATMENT REQUESTED]. Nothing herein shall be construed to require Bioanalysis to make any actual deposit or payment of funds to cover any amount of the Bayer Offset Account.

    c.ADDITIONAL ROYALTY ACCOUNT. A second account (the "Additional Royalty Account") shall be established for the purpose of determining the time at which the rate of royalty payable hereunder shall be reduced to zero until Chiron has been fully compensated for its royalty payments under the Bayer Agreement, plus interest thereon. The amount of the Additional Royalty Account as of the Closing Date shall be [CONFIDENTIAL TREATMENT REQUESTED]. Effective as of the end of each of Chiron's fiscal quarters, (i) there shall be added to the Additional Royalty Account an amount equal to the interest that would have accrued on the balance of the Additional Royalty Account during such quarter if such balance earned interest at the Prime Rate (provided that for the quarter ending June 30, 1996, such interest shall be deemed to accrue only from and after the Closing Date and provided further that no such interest shall accrue after August 7, 2007) and (ii) there shall be subtracted from the Additional Royalty Account an amount equal to the amount of royalties paid to Bioanalysis for such quarter, other than royalties paid through application of the Royalty Advance. The Additional Royalty Account is an accounting mechanism only, and except as provided in Section 9(b), nothing herein shall require Chiron to make any actual deposit of funds to cover the amount of the Additional Royalty Account.

    d.ROYALTY RATES AND APPLICATION OF ADVANCE. Chiron shall pay Bioanalysis royalties on its sales of Royalty Products at the rates of (i)[CONFIDENTIAL TREATMENT REQUESTED]. All royalties shall first be credited against the Royalty Advance and no additional cash payments in respect of royalties shall be payable until the Royalty Advance has been fully depleted. Thereafter, royalties shall be due and payable as provided in Paragraph 3(d), 3(e) and 4(b). Chiron will not be liable to pay more than actual accrued royalties even if they do not deplete the Additional Royalty Account during the term of this Agreement, and Bioanalysis will not be responsible for any shortfall if Chiron does not recover the amount of the Bayer Offset Account during the term hereof.

    e.EFFECT OF INVALIDITY/UNENFORCEABILITY. Chiron will make all payments provided for in this Agreement, notwithstanding that any of the Licensed Patents may be held invalid and/or unenforceable in any proceeding at a later date, so long as at least one Claim of a Licensed Patent remains in force and has not been finally adjudicated to be invalid, provided, that (i) after the earlier of August 7, 2007 or depletion of the Bayer Offset Account, royalties shall be payable only with respect to Royalty Products as defined in Paragraph 1(q)(ii) hereof, (ii) no royalties shall be payable after August 7, 2007 except to the extent, if any, necessary to deplete the Additional Royalty Account; and (iii) if no Claim of any Campbell Patent remains valid, royalties shall be payable only with respect to Royalty Products as defined in Clause (B) of Paragraph 1(q)(i).

4.RECORD KEEPING, PAYMENT AND REPORTS

    a.RECORDS. Chiron shall maintain records of sales of Royalty Products in sufficient detail to enable royalties payable hereunder to be determined and shall cause its Affiliates and sublicensees to do likewise. Such records shall be maintained for a period of at least five years after the end of quarter to which they relate.

    b.REPORTS AND PAYMENTS. Within sixty (60) days after the end of each fiscal quarter (as Chiron may establish from time to time for its corporate operations) Chiron shall provide Bioanalysis with a written statement of Net Sales Revenue of Royalty Products by Chiron and its Affiliates and sublicensees, a calculation of royalties owed, and a payment of the total amount then due. Quarterly royalty reports will separately identify sales by Chiron and its sublicensees and will also include a report on the value of the Royalty Advance, the Additional Royalty Account and the Bayer Offset Account and a report of any pending disputes under Section 6(b).

    c.PRO-RATION WITHIN QUARTERS. With respect to changes in royalty rates occurring other than at the end of a fiscal quarter, the amount of Net Sales Revenue occurring prior to the change in rate shall be deemed to be equal to the Net Sales Revenue for the entire quarter, times a fraction, the numerator of which shall be the number of days from the first day of the quarter to the date of the rate change and the denominator of which shall be the number of days in the quarter.

    d.CURRENCY.  All payments hereunder shall be made in U.S. currency.
Non-US$ denominated sales will be converted into dollar sales in accordance with the standard accounting procedure used by Chiron with respect to its sales generally as of the Closing Date. In the event that Chiron changes its method of converting foreign currency sales into U.S. dollars, Chiron will notify Bioanalysis of the change. If during the first accounting period that such change is in effect, the Net Sales Revenue determined using the new method of currency conversion is at least 95% of the Net Sales Revenue determined using the previous method of currency conversion, Bioanalysis' approval of the change in conversion method shall not be required. If the new method of currency conversion results during such initial accounting period in a reduction of Net Sales Revenue to less than 95% of Net Sales Revenue under the previous method, Chiron shall continue to use its previous method of currency conversion for purposes of this Agreement unless and until Chiron and Bioanalysis agree on implementation of the new method. Notwithstanding the foregoing, non-US dollar sales of sublicensees may be converted to U.S. dollars in accordance with the method used by the sublicensee in question in its financial statements generally.

    e.TAXES. No taxes or deductions of any kind shall be made or taken from the payments due under Section 3(a). All taxes which Chiron is required to withhold from royalty payments shall be deducted from such payments and evidence of actual payment to the relevant taxing authority shall be delivered to Bioanalysis at the time the accounting for the payment is made to Bioanalysis. The amounts deducted on account of such taxes shall be deemed to have been paid to Bioanalysis for purposes of depleting the Additional Royalty Account.

    f.AUDIT. Upon Bioanalysis' request (but not more than once per year) and on reasonable notice, Chiron will, and will cause its Affiliates and sublicensees to, permit, at the expense of Bioanalysis, independent certified public accountants, reasonably acceptable to both parties, to have access during reasonable business hours to inspect and make extracts from such records as may be reasonably necessary to determine, in respect of any quarterly period, the correctness of any royalty statements and payments under this Agreement, provided that Chiron will bear any such reasonable audit expense if the review or audit shows an underpayment of more than 10% for the applicable period, unless the conclusions of such review or audit are determined to be incorrect by agreement of the parties or pursuant to the dispute resolution procedures set forth in Paragraph 9. The independent certified public accountants must sign non-disclosure agreements prohibiting them from revealing any information to any third party and allowing them to disclose to Bioanalysis only information reasonably necessary to be communicated in order to carry out the purpose of the audit.

5.SUBLICENSES

    a.RIGHT TO GRANT SUBLICENSES. Chiron shall have the right to grant sublicenses under the rights granted in Paragraph 2(a) to Affiliates and to third parties. Royalties shall be payable to Bioanalysis by Chiron with respect to its sublicensees' Net Sales Revenue (determined in the same manner as Net Sales Revenue of Chiron) for Royalty Products at the same rates and in the same manner as provided in Paragraphs 3(d) and 4(b). If Chiron does not receive a royalty report or payment from a sublicensee prior to the date when Chiron's report and payment are due to Bioanalysis, Chiron shall make the royalty report and payment to Bioanalysis based on its best estimate of the amount of royalty due with respect to the sublicense and shall make an appropriate adjustment in the next quarter's report and payment. If so agreed by Chiron with a sublicensee, royalties with respect to a sublicense may be paid semi-annually rather than quarterly and on the basis of the sublicensee's fiscal periods rather than Chiron's fiscal periods.

    b.Arrangements Not Sublicenses. As used herein, the term "sublicense" shall not include (i) the right of [CONFIDENTIAL TREATMENT REQUESTED] or a [CONFIDENTIAL TREATMENT REQUESTED] or (ii) any arrangement whereby a [CONFIDENTIAL TREATMENT REQUESTED], whether or not such party also [CONFIDENTIAL TREATMENT REQUESTED] or a combination of Chiron [CONFIDENTIAL] TREATMENT REQUESTED]. Chiron's royalty payments to Bioanalysis with respect to products [CONFIDENTIAL TREATMENT REQUESTED] who also
[CONFIDENTIAL TREATMENT REQUESTED] shall be based on the [CONFIDENTIAL TREATMENT REQUESTED] by such [CONFIDENTIAL TREATMENT REQUESTED] and not on [CONFIDENTIAL TREATMENT REQUESTED].

    c.IN-KIND SUBLICENSES. In the event that Chiron receives any right benefit, advantage, concession other than money (including, without limitation any licenses to any patents of any Affiliate or third party or any business discount from or any equity of any Affiliate or third party) in consideration for a grant by Chiron of a sublicense under the licenses granted to it pursuant to this Agreement, Chiron shall (i) nonetheless be obligated to pay Bioanalysis royalties pursuant to this Agreement based on such third party's or Affiliate's sales or revenues in connection with Royalty Products or (ii) if no such sales or revenues are to be received from such third party or Affiliates, inform Bioanalysis of such event and provide Bioanalysis with all reasonable documentation and information necessary or appropriate for the parties to negotiate in good faith with respect to the proper valuation of any such right, benefit, advantage or concession and the corresponding amounts owing to Bioanalysis in connection therewith, which shall be determined by allocating the total value received by Chiron between the sublicense granted hereunder and all other items of value provided by Chiron and dividing the value allocable to the sublicense granted hereunder equally between Chiron and Bioanalysis. In the event that the parties do not agree on the proper valuation or the amounts owing, such issues will be resolved in accordance with the parties' dispute resolution procedures pursuant to Section 9.

6.PROSECUTION, MAINTENANCE AND ENFORCEMENT OF PATENTS

    a.PROSECUTION AND MAINTENANCE. Bioanalysis shall pay for all expenses in prosecuting the Licensed Patent Applications and maintaining the Licensed Patents. Bioanalysis shall maintain the Licensed Patents listed in Schedule B. Bioanalysis shall provide Chiron with copies of all pending Licensed Patent Applications and inform Chiron concerning the progress of all relevant patent prosecutions on a semi-annual basis.

    b.ENFORCEMENT OF PATENTS BY CHIRON. Chiron shall have the sole, unrestricted right to enforce the Licensed Patents against all infringers whose products would constitute Licensed Products if sold by Chiron hereunder, without regard to whether the infringing products compete with Chiron's products.
Chiron shall pay all costs and keep all recoveries with respect to such enforcement. Bioanalysis shall assist Chiron as reasonably requested by Chiron, including by making its officers and employees available as witnesses, and providing full access to all relevant documents and records, provided that Chiron shall reimburse all of Bioanalysis out-of-pocket costs in connection therewith. Bioanalysis shall join an enforcement action as party plaintiff if required by law. Chiron will have no right to offset against any payments otherwise due under this Agreement, any costs, expenses or damages relating to such infringement or infringement litigation. Chiron agrees to defend, indemnify and hold Bioanalysis and UWCM harmless from any liability arising out of actions taken by Chiron pursuant to this sub-section, as well as attorneys fees arising out of any failure to defend.

    c.ENFORCEMENT BY BIOANALYSIS. Notwithstanding the provisions of Paragraph 6(b), if Bioanalysis notifies Chiron of activities which Bioanalysis believes constitute infringement of the Licensed Patents within the scope of Chiron's right to enforce as specified in Paragraph 6(b), and if Chiron does not within 12 months thereafter commence patent enforcement proceedings against the alleged infringer or conclude licensing negotiations with the alleged infringer (provided that such period shall be extended to the extent of any period during which Chiron is engaged in proceedings against or negotiations with another infringer), Bioanalysis shall thereafter have the right, but not the obligation, to enforce the Licensed Patents against such alleged infringer at Bioanalysis' own expense and with all recoveries of damages being for Bioanalysis' sole benefit. Such right of Bioanalysis to enforce the Licensed Patents shall lapse unless Bioanalysis institutes enforcement proceedings within six months of the date Bioanalysis is first permitted to institute such proceedings in accordance with this Paragraph. Except with respect to enforcement actions against Ciba-Geigy or its subsidiaries, nothing herein shall be deemed to permit Bioanalysis to grant any license under the Licensed Patents within the scope of the exclusive license granted to Chiron hereunder.

7.REPRESENTATIONS AND WARRANTIES.

    a.Bioanalysis represents and warrants that:

         i.OWNERSHIP. Bioanalysis is the sole owner of the UWCM License, a true, complete and correct copy of which, including all amendments through the date hereof, has been provided to Chiron, and is the sole owner or exclusive licensee of each of the Licensed Patents and Licensed Patent Applications.

         ii.THIRD PARTY RIGHTS. Bioanalysis has not granted any rights to any third party that are inconsistent with the terms of this Agreement, no third party has made any claim to have been granted such rights, and Bioanalysis is not aware of any grounds for any such claim.

         iii.COMPLETE LIST. To the best of Bioanalysis' knowledge after due inquiry, Schedule B is a complete list of patents and patent applications relating to Immunoassays using AE labels that is now or at any time since December 6, 1984 has been legally or beneficially owned or controlled by Bioanalysis or UWCM, except for Woodhead ET AL. EP 478,626, and the related applications and counterparts thereof.

         iv.Nothing in this Agreement shall be construed as a warranty or representation by Bioanalysis as to the validity of any Licensed Patent.
Nothing in this Agreement shall be construed as a warranty or representation by Bioanalysis that any product made, used, sold or imported under any Licensed Patent is or will be free from infringement of patents not licensed hereunder or patents of third parties. Nothing in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license or rights under any patents belonging to Bioanalysis other than the Licensed Patents as defined in this Agreement.

    b.Chiron represents and warrants that Net Sales Revenue for the period January 1, 1995 - December 31, 1995 was not less than [CONFIDENTIAL TREATMENT REQUESTED].

8.TERM AND TERMINATION

    a.TERM. Except as provided in Paragraph 8(b), the licenses granted to Chiron hereunder shall continue until the expiration of the last to expire of the Licensed Patents. Notwithstanding the foregoing, Chiron's obligations to pay royalties hereunder shall continue only so long as provided in accordance with Paragraphs 3(d) and 3(e).

    b.CHALLENGE TO VALIDITY. The initiation of any legal proceeding challenging the validity of a Campbell Patent by Chiron or any party acting under the direction and control of Chiron shall give Bioanalysis an immediate right to terminate the license upon written notice to Chiron, such termination to be effective thirty (30) days after notice of termination unless such challenge to validity is dismissed with prejudice within the thirty day period. Notwithstanding the foregoing, if the challenge to validity is asserted by a party other than Chiron or an Affiliate and Chiron disputes whether such party is under its direction and control, no termination shall occur unless a final decision of an arbitral panel in a proceeding conducted in accordance with Paragraph 9 hereof determines that such party is under the direction and control of Chiron. If the arbitrators determine that the party challenging validity was acting under the direction or control of Chiron, Chiron will have a period of thirty (30) days to cause such challenge to be withdrawn and thereby avoid termination, unless the arbitrators conclude that Chiron's contention as to direction or control was made in bad faith, in which case the Agreement shall terminate immediately upon such determination. Nothing herein shall prevent Chiron from presenting evidence of prior art in connection with a dispute regarding the proper interpretation of the scope of any Claim of any patent.

9.DISPUTES AND REMEDIES FOR BREACH.

    a.DAMAGES SOLE REMEDY. Except as provided in paragraphs 8(b) and 9(b), Bioanalysis' sole remedy for breach of the license agreement by Chiron shall be the recovery of an award of damages in an arbitration proceeding, which award shall include interest at the Prime Rate compounded quarterly from the date the damages were incurred. In any arbitration proceeding, the arbitrators shall have authority to award attorneys' fees to the prevailing party. Nothing herein is intended to limit Bioanalysis right to seek injunctive relief with respect to infringement of the Licensed Patents by activities outside the scope of the license and sublicense granted hereunder.

    b.EXTRAORDINARY REMEDY. If Bioanalysis, after initiating and prevailing in an arbitration with respect to non-payment of royalties in which the recovery exceeds 10% of the amount of royalties due for the period with respect to which the determination of royalties is in dispute (which period shall be a period of at least two quarters), again initiates and prevails in such an arbitration and recovers such an amount, and provided that Chiron has not theretofore been the prevailing party in an arbitration between the parties, the unrecovered balance, if any, of the Additional Royalty Account shall become immediately due and payable as a non-refundable advance on future royalties.

    c.RESOLUTION OF DISPUTES. Chiron and Bioanalysis agree that the following procedure will govern the resolution of any dispute between or among them arising out of or relating to this Agreement:

         i.the parties will use all reasonable efforts for a period of at least 90 days to resolve the dispute through negotiation;

         ii.if the dispute cannot be settled through negotiation, Chiron and Bioanalysis agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules; and
         iii.if the dispute cannot be resolved by mediation Chiron and Bioanalysis agree that the dispute will be resolved by mandatory, binding arbitration. The arbitration will take place in San Francisco, CA, at the offices of the American Arbitration Association ("AAA"), pursuant to the AAA International Commercial Rules. The dispute will be resolved by the majority decision of three arbitrators of whom one will be nominated by the Claimant(s) and one by Respondent(s), and a third nominated by the two party-appointed arbitrators, unless Claimant(s) and Respondent(s) agree in any given dispute to have it settled by a single arbitrator acceptable to both Claimant(s) and Respondent(s). If a party fails to nominate its arbitrator to a three arbitrator panel within 30 days after the other party has appointed its arbitrators and served written notice of such appointment on the other party, or if within 30 days after both party-appointed arbitrators are appointed, the party appointed arbitrators have not agreed upon the appointment of a third arbitrator, then the missing arbitrator will be appointed by the AAA in accordance with the governing
rules.   The decision of the arbitrators, or of the single arbitrator, as the case may be, will be final and binding. Judgment on the award may be entered in any Court of competent jurisdiction.

         iv.The parties agree that, prior to the formation of the arbitral panel, a party may apply to a state or federal court in California for provisional or interim relief. After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such application, except that the parties agree that any relief ordered by the arbitrators may be enforced by a California state court.

         v.If Chiron or Bioanalysis desire to join Gen-Probe as a party to an arbitration commenced or to be commenced under this Section, then each of the parties shall use their best efforts to convince Gen-Probe to join the arbitration. If Gen-Probe will not agree to join the arbitration, then each of Chiron and Bioanalysis agrees that, notwithstanding this Section, the complaining party shall bring its dispute in federal court in California, or in the event that the federal court does not have jurisdiction over the subject matter of the dispute, in state court in California.

         vi.Each of the parties submits to the jurisdiction of the federal courts in California, or in the event that the federal court does not have jurisdiction over the subject matter of the dispute, to the jurisdiction of the state courts in California, for purposes of
Section 9(c)(iv) and 9(c)(v) of this Agreement.

10.NOTICES.

    Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or overnight courier or mailed postage prepaid by recorded, registered or certified mail return receipt requested, addressed as set forth below unless changed by notice so given:

         If to Chiron:

              Ciba Corning Diagnostics Corp.
              333 Coney Street
              East Walpole, MA  02032

              Attention:  President
              Copy to:  General Counsel

         If to Bioanalysis:

              Bioanalysis Limited
              Cardiff Business Technology Centre
              Senghenydd Road
              Cardiff CF2 4AY, United Kingdom

              Attention:  Managing Director

    Any such notice or report shall be deemed delivered on the date received, provided that no such notice or report shall be deemed delinquent if deposited in the mails or delivered to a courier service on or before the date such notice or report is required to be given.

11.MISCELLANEOUS.

    a.CONFIDENTIALITY. Bioanalysis agrees to hold in confidence all information it may receive hereunder concerning royalty payments and sales by Chiron and its Affiliates and sublicensees, except that Bioanalysis may disclose such information (i) to the extent such information has previously been publicly disclosed by Chiron, (ii) to the extent required to be disclosed by applicable law and after using all reasonable efforts to obtain confidential treatment of the required disclosure, (iii) to its legal counsel and accountants, or (iv) to the arbitrators in any arbitral proceeding pursuant to Paragraph 9 hereof.
This obligation shall survive termination of this Agreement.

    b.NO JOINT VENTURE. This Agreement does not constitute and shall not be construed as an agency, joint venture or partnership between the parties.

    c.BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto, provided, however, that neither party may assign or transfer its rights and obligations without the written consent of the other party, which consent shall not be unreasonably withheld, except that Chiron may assign its rights and obligations without such consent to a purchaser or other transferee of Chiron's immunodiagnostics business, and Bioanalysis may assign its rights and obligations without such consent to UWCM and Affiliates of Bioanalysis.

    d.ENTIRE AGREEMENT; AMENDMENT. This Agreement is the entire agreement between the parties with respect to the matters set forth herein and supersedes all other prior agreements or understandings, whether written or oral. No representations, oral or otherwise, express or implied, other than those expressly set forth herein or in the Settlement Agreement have been made by either party to the other concerning the subject matter of this Agreement. This Agreement may not be modified or amended other than in writing signed by the party whose rights or obligations are modified or amended.

    e.WAIVER. The failure of party to insist upon another party's strict adherence to any term of this Agreement on any occasion will not be construed as a waiver or deprive that party of the right to insist upon strict adherence to that term or any other term of this Agreement.

    f.GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, U.S.A., without giving effect to that state's conflict of law rules.

    g.SEVERABILITY. If any provision or sub-provision of this Agreement is found invalid or unenforceable, the balance of the Agreement, and all provisions thereof shall continue in full force and effect.

    h.INTERPRETATION. References to any gender include the other gender and to the singular number the plural number and vice versa. All headings throughout this Agreement have been inserted for the purpose of ease of reference only and do not define, limit or affect the meaning or interpretation of this Agreement or of any instrument created pursuant hereto or in accordance herewith. Each party has been provided with an opportunity to participate in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party.

    i.GEN-PROBE AGREEMENT - This Agreement does not diminish, alter, or affect in any way, the rights of Gen-Probe under the Gen-Probe Agreement.

                   [REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized representatives to execute this Agreement as of the date first above written.

CIBA CORNING DIAGNOSTICS CORP.         BIOANALYSIS LIMITED

By: /s/ Kenneth J. Conway             By: /s/ J.L.D. Bell
    --------------------------            ----------------------------
    Kenneth J. Conway                     Director
    Senior Vice President,
    Immuno/Chemistry


Date: 7/2/96                          Date:
     -------------------------

                                                                      SCHEDULE A
                                                                     PAGE 1 OF 8

                                      SCHEDULE A

                                 BIOANALYSIS PRODUCTS


1. HIV 1/2 per attached description (and all reasonable improvements thereto which do not substantially change the nature of the product).

2. Hepatitis B per attached description (and all reasonable improvements thereto which do not substantially change the nature of the product).

3. Anti-Thyroglobulin per attached description (and all reasonable improvements thereto which do not substantially change the nature of the product).

4. Anti-Thyroid Peroxidase per attached description (and all reasonable improvements thereto which do not substantially change the nature of the product).

5. Thyrotrophin Receptor Antibodies per attached description (and all reasonable improvements thereto which do not substantially change the nature of the product).

6.  Insulin (manual microtiter plate format).

7.  Proinsulin (manual microtiter plate format).

Reasonable improvements do not include modifications to enable use on automated instruments.

                                                                    SCHEDULE  A
                                                                      Page ____

                  IMMUNOASSAY FOR HIV  1/2  ANTIBODIES IN SERUM


BACKGROUND


HIV is regarded as the causative agent of AIDS. It is difficult to detect circulating viral protein or cDNA/RNA by routine methods. Thus screening tests for HIV rely on the detection of circulating (anti-HIV) antibodies.

Since the discovery of HIV, a number of such assays have been described. There are three main HIV antigenic gene products: GAG (viral core proteins: p55, p24, p17, p9, p7), POL (regulatory proteins including reverse transcriptase p66 and p51, protease p10, integrase/endonuclease p31) and ENV (envelope glycoproteins gp160, gp120 and gp41). Of these, the gene products of ENV and GAG are of most interest with regard to the detection of anti-HIV antibodies in serum. All these proteins and their fragments are capable of generating a host immune response and will yield positive bands in western blot and radioimmuno-precipitation detection systems. These two testing methods offer high levels of specificity and sensitivity but are too labor intensive and time consuming for routine laboratory use. They thus form a body of confirmatory tests for samples screened positive for HIV antibodies by ELISA.

Early tests used viral lysates as antigen though this invariably resulted in an unacceptably high false positive rate. More recently developed tests have involved the use of synthetic or recombinant proteins as antigen to minimize unwanted cross-reactions.

This report describes a method for the detection of [Confidential Treatment Requested] to HIV1 and HIV2 by the use of [Confidential Treatment Requested] and [Confidential Treatment Requested] respectively.


METHOD

[Confidential Treatment Requested] are dissolved in [Confidential Treatment Requested] buffer to give a concentration of [Confidential Treatment Requested] and added to the wells of [Confidential Treatment Requested] or [Confidential Treatment Requested]. Following [Confidential Treatment Requested] incubation, wells are [Confidential Treatment Requested] by addition of [Confidential Treatment Requested] in [Confidential Treatment Requested]. This is followed by a further incubation for [Confidential Treatment Requested] at [Confidential Treatment Requested]. Affinity purified [Confidential Treatment Requested] is labeled with [Confidential Treatment Requested] by standard techniques and diluted in [Confidential Treatment Requested] buffered [Confidential Treatment Requested] containing [Confidential Treatment Requested] treated [Confidential Treatment Requested] and [Confidential Treatment Requested]. [Confidential Treatment Requested] of this solution yields approximately [Confidential

Treatment Requested]. Pooled HIV1 positive serum was obtained from [Confidential Treatment Requested]. HIV2 positive serum and HIV1 seroconversion panels were obtained from [Confidential Treatment Requested]. Control samples were obtained from the [Confidential Treatment Requested] and [Confidential Treatment Requested].

Sample diluent is [Confidential Treatment Requested] containing [Confidential Treatment Requested] and [Confidential Treatment Requested].


ASSAY PROTOCOL

1.  Pipette [Confidential Treatment Requested] sample diluent into each well

2.  Add [Confidential Treatment Requested] sample or control

3. Mix by addition of a further [Confidential Treatment Requested] sample diluent

4. Incubate [Confidential Treatment Requested] at [Confidential Treatment Requested] with [Confidential Treatment Requested]

5.  Wash [Confidential Treatment Requested] in [Confidential Treatment
    Requested]

6.  Add [Confidential Treatment Requested] labeled antibody

7. Incubate [Confidential Treatment Requested] with [Confidential Treatment Requested]

8.  Wash [Confidential Treatment Requested] in [Confidential Treatment
    Requested]

9.  Read each well for [Confidential Treatment Requested] in plate luminometer

                 SCREENING TEST FOR HEPATITIS B SURFACE ANTIGEN


INTRODUCTION

Hepatitis B represents a significant global health problem. Because of its mode of transmission through biological fluids, it is of particular concern to the blood transfusion services since the disease will invariably affect those who receive infected blood.

The cause of infection is the hepatitis B virus (HBV) which, in its intact form is known as a Dane particle. This particle is of 42 nm diameter, though infected blood may contain large quantities of viral envelopes as 22 nm spheres or as filaments. These particles incorporate the hepatitis B surface antigen (HBSAg) which is a specific marker of HBV infection. HBSAg comprises a group determinant and two sets of mutually exclusive sub-type determinants which produce the sub-types adw, adr, ayw and ayr.

Detection of the presence of immunoreactive HBSAg in serum or plasma is diagnostic of HBV infection.


METHOD

The method described below is a [Confidential Treatment Requested] assay in which the solid-phase antibody comprises a mixture of [Confidential Treatment Requested] and [Confidential Treatment Requested] antibodies [Confidential Treatment Requested] to the wells of microtitre strips or plates and the labeled reagent is a mixture of [Confidential Treatment Requested] incorporating a [Confidential Treatment Requested]. The serum sample is incubated in a well together with an aliquot of [Confidential Treatment Requested] and after reaction, the wells are washed to remove unbound material. The plate carrying the wells is transferred to a [Confidential Treatment Requested] to detect the presence of bound immune complexes. Results are analyzed by comparison with test wells containing samples of positive and negative controls.


DESCRIPTION

Microtitre plates or strips [Confidential Treatment Requested] are coated with a mixture of [Confidential Treatment Requested] and [Confidential Treatment Requested] antibody. Coating is carried out by [Confidential Treatment Requested] by [Confidential Treatment Requested] reaction in [Confidential Treatment Requested]. After washing with [Confidential Treatment Requested] the plates are blocked with [Confidential Treatment Requested] for [Confidential Treatment Requested] hours at [Confidential Treatment Requested]. The plates are washed again and then vacuum dried prior to storage in sealed bags.

Two [Confidential Treatment Requested] antibodies are labeled with [Confidential Treatment Requested] by standard methods and are used in solution in [Confidential Treatment Requested] supplemented with [Confidential Treatment Requested] and [Confidential Treatment Requested]. Approximately [Confidential Treatment Requested] are added to each well in a volume of [Confidential Treatment Requested].


PROTOCOL

1. Dispense [Confidential Treatment Requested] test sample or control into each well

2.  Add [Confidential Treatment Requested] labeled antibody and cover plate

3. Incubate at [Confidential Treatment Requested] for [Confidential Treatment Requested] with shaking

4. Wash plate [Confidential Treatment Requested] with [Confidential Treatment Requested]

5. Transfer plate to [Confidential Treatment Requested] and read each well for [Confidential Treatment Requested].

                       IMMUNOCHEMILUMINOMETRIC ASSAY FOR
                            THYROGLOBULN ANTIBODIES


INTRODUCTION

Autoimmune thyroid disease is characterized by the production of antibodies to various thyroid proteins. Thyroglobulin (Tg) is one such protein and the detection of circulating antibodies to Tg is indicative of autoimmunity.


METHOD

The present assay for Tg antibodies involves [Confidential Treatment Requested] of Tg onto [Confidential Treatment Requested] tubes to which the serum sample is added. Following [Confidential Treatment Requested] and washing, anti-Tg antibodies, if present, are detected using [Confidential Treatment Requested] labeled [Confidential Treatment Requested] which binds to the human Immunoglobulin.


DESCRIPTION

[Confidential Treatment Requested] tubes are coated with [Confidential Treatment Requested] using standard conditions. [Confidential Treatment Requested] is labeled with [Confidential Treatment Requested] in the usual manner.

Purified Tg is labeled with [Confidential Treatment Requested] Co.) according to the Manufacturer's instructions.

The test is designed to be used with a [Confidential Treatment Requested] serum sample.

PROTOCOL

    1. Dispense [Confidential Treatment Requested] of sample into [Confidential Treatment Requested] coated tube
    2.   Add [Confidential Treatment Requested] solution and vortex
    3.   Incubate for [Confidential Treatment Requested]
    4. Aspirate and wash [Confidential Treatment Requested] with wash solution
    5. Add [Confidential Treatment Requested] of [Confidential Treatment Requested] solution
    6.   Incubate for [Confidential Treatment Requested]
    7.   Aspirate and wash [Confidential Treatment Requested]
    8. Measure tubes for [Confidential Treatment Requested] in [Confidential Treatment Requested]

PERFORMANCE

Limit of detection: [Confidential Treatment Requested] TgAb activity
Precision:          [Confidential Treatment Requested] CV intra-assay over range
Range:              [Confidential Treatment Requested] U/ml



                        IMMUNOCHEMILUMINOMETRIC ASSAY FOR
                          THYROID PEROXIDASE ANTIBODIES


INTRODUCTION

Autoimmune thyroid disease is characterized by the production of antibodies to various thyroid proteins. Thyroid peroxidase (TPO) is one such protein and the detection of circulating antibodies to TPO is indicative of thyroid autoimmunity.


METHOD

The present assay for TPO antibodies involves indirect [Confidential Treatment Requested] of TPO onto [Confidential Treatment Requested] tubes to which the serum sample is added. Following aspiration and washing, anti-TPO antibodies, if present, are detected using [Confidential Treatment Requested] labelled [Confidential Treatment Requested] which binds to the human immunoglobulin.


DESCRIPTION

[Confidential Treatment Requested] tubes are coated with [Confidential Treatment Requested] using standard conditions. [Confidential Treatment Requested] is labeled with [Confidential Treatment Requested] in the usual manner.

Purified TPO is labeled with [Confidential Treatment Requested] Co.) according to the Manufacturer's instructions.

The test is designed to be used with a [Confidential Treatment Requested] serum sample.

PROTOCOL

    1. Dispense [Confidential Treatment Requested] of sample into [Confidential Treatment Requested] coated tube
    2. Add [Confidential Treatment Requested] of [Confidential Treatment Requested] solution and vortex
    3. Incubate for [Confidential Treatment Requested] at [Confidential Treatment Requested]
    4. Aspirate and wash [Confidential Treatment Requested] with wash solution
    5. Add [Confidential Treatment Requested] of [Confidential Treatment Requested] solution
    6. Incubate for [Confidential Treatment Requested] at [Confidential Treatment Requested]
    7.   Aspirate and wash [Confidential Treatment Requested] times
    8. Measure tubes for [Confidential Treatment Requested] in [Confidential Treatment Requested]

PERFORMANCE

Limit of detection: [Confidential Treatment Requested]
Precision:          [Confidential Treatment Requested] CV intra-assay over range
Range:              [Confidential Treatment Requested] U/ml



                         CHEMILUMINESCENT RECEPTOR ASSAY FOR
                           THYROTROPHIN RECEPTOR ANTIBODIES



INTRODUCTION

Autoimmune thyroid disease is characterized by the production of antibodies to various thyroid proteins. Thyrotrophin receptor (TR) is one such protein and the detection of circulating antibodies to TR is important in the diagnosis and management of autoimmune hyperthyroidism (Graves' Disease).


METHOD

The present assay for TR antibodies (TRAb) involves incubation of the serum sample with a [Confidential Treatment Requested] preparation in the presence of [Confidential Treatment Requested] labeled[Confidential Treatment Requested]. The presence of TRAb prevents binding of the labeled [Confidential Treatment Requested] to the receptor. Receptor-bound [Confidential Treatment Requested]activity is thus [Confidential Treatment Requested] to TRAb activity. Receptor-bound complexes are separated by [Confidential Treatment Requested]precipitation.


DESCRIPTION

[Confidential Treatment Requested] tubes are used as reaction tubes.

[Confidential Treatment Requested] is labeled with [Confidential Treatment Requested] using established methods.

[Confidential Treatment Requested] receptors are isolated from [Confidential Treatment Requested] using published methods.

The test is designed to be used with a [Confidential Treatment Requested] serum sample.


PROTOCOL

    1)   Dispense [Confidential Treatment Requested] of serum sample into tube
    2)   Add [Confidential Treatment Requested] of receptor solution
    3) Incubate [Confidential Treatment Requested] at [Confidential Treatment Requested]
    4) Add [Confidential Treatment Requested] of [Confidential Treatment Requested] labeled [Confidential Treatment Requested] solution
    5)   Incubate [Confidential Treatment Requested]
    6)   Add [Confidential Treatment Requested] solution, vortex
    7) Centrifuge for [Confidential Treatment Requested] at [Confidential Treatment Requested]
    8).  Aspirate supernatant
    9)   Resuspend pellet in [Confidential Treatment Requested] deionized water
    10) Measure tubes for [Confidential Treatment Requested] in [Confidential Treatment Requested]


PERFORMANCE

Limit of detection:   [Confidential Treatment Requested] TRAb activity
Precision:            [Confidential Treatment Requested] intra-assay over range
Range:                [Confidential Treatment Requested] U/ml

                                                                     SCHEDULE  B
                                                                        Page ___


                                  SCHEDULE  B

                                  UWCM PATENTS



CASE WCM 3:  LUMINESCENT PROTEIN LABELING

COUNTRY             PATENT #          FILED          PRIORITY        EXPIRY
-------             --------          -----          --------        ------

GB                  2008247B          14/11/78       17/11/77        14/11/98
Canada              1113392           16/11/78       17/11/77        01/12/98
Germany             2849708           16/11/78       17/11/77        Lapsed
Switzerland         640061            13/11/78       17/11/77        13/11/98
France              7832459           17/11/78       17/11/77        17/11/98
USA                 4478817           14/11/78       17/11/77        23/10/01


CASE WCM 3 (DIVISIONAL) HOMOGENEOUS ASSAY

COUNTRY             PATENT #          FILED          PRIORITY        EXPIRY
-------             --------          -----          --------        ------

GB                  2095830B          01/11/81       17/11/77        14/11/98
Germany             2858792           07/06/89       17/11/77        17/11/98
Switzerland         645725            13/12/83       17/11/77        13/11/98
Canada              1116079           27/3/81        17/11/77        12/01/99


CASE WCM 13:  ACRIDINIUM LABELS

COUNTRY             PATENT #          FILED          PRIORITY        EXPIRY
-------             --------          -----          --------        ------

GB                  2112779B          08/12/82       11/12/81        08/12/02
Europe*             0082636           08/12/82       11/12/81        08/12/02
USA#                4946958           26/09/88       11/12/81        07/08/07


CASE WCM 16:  MASS PHOTON IMMUNOASSAY

COUNTRY             PATENT #          FILED          PRIORITY        EXPIRY
-------             --------          -----          --------        ------

GB                  2129553B          09/09/83       10/09/82        09/09/03
Europe**            0103469           09/09/83       10/09/82        09/09/03

USA                 4761382           05/02/87       10/09/82        02/08/05
Japan               Pending           29/12/83       10/09/82        29/12/03

*France, Germany, Holland, Switzerland

**Belgium, France, Germany, Italy, Holland, Switzerland

                            UWCM PATENT APPLICATIONS

#US Continuation Applications 08/328563 filed 24/10/94 and 08/455414 filed 31/05/95 are still pending.


                              BIOANALYSIS PATENTS
                                      None

                        BIOANALYSIS PATENT APPLICATIONS
                                      None